                                                                    Exhibit 99.1

Release date: January 22, 2009	Contact:	Steven F. Nicola
Chief Financial Officer, Secretary &
Treasurer
412-442-8262

MATTHEWS INTERNATIONAL ANNOUNCES
FIRST QUARTER EARNINGS AND DECLARES QUARTERLY DIVIDEND

PITTSBURGH, PA, JANUARY 22, 2009 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the fiscal quarter ended December 31, 2008.  Net income for the Company’s fiscal 2009 first quarter was $11,289,000, representing earnings per share of $0.37.  The fiscal 2009 first quarter results included unusual charges of approximately $6,600,000 (pre-tax), or $0.14 per share, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, severance costs in connection with cost structure initiatives in certain of the Company’s other businesses and asset adjustments resulting from current market conditions.  In addition, earnings for the fiscal 2009 first quarter included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense.  This adjustment related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Net income for the quarter ended December 31, 2007 was $17,431,000, or $0.56 per share.  Earnings for the fiscal 2008 first quarter included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.

Sales for the quarter ended December 31, 2008 were $191,286,000, compared to $182,348,000 in the same quarter a year ago, representing an increase of 4.9%.  The increase in sales was principally attributable to the acquisition of Saueressig GmbH & Co. KG (“Saueressig”) in May 2008.  Operating profit for the three months ended December 31, 2008 was $20,079,000.  Operating profit for the fiscal 2009 first quarter included approximately $5,800,000 of the unusual charges noted above.  Operating profit was $26,778,000 for the same period last year.  Changes in foreign currency values against the U.S. dollar were estimated to have an unfavorable impact of approximately $5,200,000 and $600,000, respectively, on the Company’s sales and operating profit compared to the quarter ended December 31, 2007.

Matthews International Corporation                     2 of 4                                                                                                                                                     January 22, 2009

In discussing the results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“As with many other companies, the three months ended December 31, 2008 were challenging for Matthews.  Domestic and global economic conditions worsened significantly and, as we reported in November 2008, have also impacted our Memorialization and Brand Solutions businesses.  However, I am pleased to report that our operating results, excluding unusual items, were slightly better than our initial expectations.  As evidenced by the unusual charges, our businesses have taken actions to adjust their cost structures in light of the current market conditions.  We expect these actions to contribute to improved results as the fiscal year progresses.  We also expect to continue our cost reduction efforts.

“In our Memorialization businesses, the Bronze and Casket segments reported lower sales and operating profits compared to the same quarter last year.  Lower volumes and a decline in product mix were the primary factors in the operating results for the quarter, which were considered a reflection of the impact of the current domestic economic environment.  In addition, while the cost of commodities (bronze and steel) have declined recently, operating results for the fiscal 2009 first quarter still reflected high cost levels as the Company works through its standard purchase commitments and inventories.

“As we expected, our Brand Solutions businesses were more significantly impacted by the economy, particularly our Marking Products and Merchandising Solutions segments.  Our cost containment efforts mitigated some of the decline in operating profit and are expected to benefit these operations going forward.  Our Graphics Imaging segment reported higher sales as of the result of its acquisition of Saueressig, and this new operation contributed to our operating profit for the quarter.

Mr. Bartolacci further stated:  “The current market conditions will continue to challenge all of our businesses.  While it is unclear whether conditions will improve as the fiscal year progresses, each of our business leaders are continuing their efforts to adjust their cost structures during these difficult times.  In November 2008, we set our guidance for fiscal 2009 earnings per share to increase in a range of 5% to 10% (excluding unusual items from both periods), representing at least $2.62 per share.  Based on the results for the fiscal 2009 first quarter and our current projections for the fiscal year, we are maintaining our guidance at this time, but we continue to remain cautious in this economic environment.  This range excludes the impact of the unusual items reported in the first quarter and other unusual items which are expected to occur during the remainder of the fiscal year from further cost reduction actions.”

Matthews International Corporation                                 3 of 4                        January 22, 2009

The Board of Directors of Matthews International Corporation also declared at its regularly scheduled meeting today a dividend of $0.065 per share on the Company’s common stock for the quarter ended December 31, 2008.  The dividend is payable February 17, 2009 to stockholders of record February 2, 2009.

Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                 4 of 4                        January 22, 2009

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited, in Thousands, except Share Data)
	Three Months Ended
	December 31
	2008	2007
Sales	$191,286	$182,348
Operating Profit	20,079	26,778
Income before taxes	16,330	24,839
Income Taxes	5,041	7,408
Net Income	$11,289	$17,431
Earnings per Share - Diluted	$0.37	$0.56
Weighted Average Shares - Diluted	30,554,071	31,151,825

Note:
The fiscal 2009 first quarter results included unusual charges of approximately $6,600,000 (pre-tax), or $0.14 per share, which primarily consisted of severance and other costs related to the consolidation of certain production operations within the Company’s Bronze segment, severance costs in connection with cost structure initiatives in certain of the Company’s other businesses and asset adjustments resulting from current market conditions.  In addition, earnings for the fiscal 2009 first quarter included the favorable effect of a one-time adjustment of $0.03 per share to income tax expense.  This adjustment related to the Company’s ability to utilize a European tax loss carryover generated in prior years.

Earnings for the fiscal 2008 first quarter included the favorable effect of a one-time adjustment of $0.06 per share to income tax expense.  This adjustment represented the impact on deferred income taxes resulting from certain income tax rate reductions in Europe.